EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Catasys, Inc.

Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-121634, 333-123772, 333-128544, 333-128931, 333-140114, 333-140593, 333-140594, 333-145906, 333-147188, 333-153053, and 333-158407, and on Form S-8 Nos. 333-123773, 333-136446, 333-149766, 333-153054, 333-173662, and 333-222276 of Catasys, Inc. of our report dated March 7, 2018, with respect to the consolidated financial statements of Catasys, Inc. as of and for the years ended December 31, 2017 and 2016, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 7, 2018